EXHIBIT 10.3

FORM OF

WAIVER AND RELEASE

From:

To: Sealed Air Corporation

During the first quarter of 2008, the Organization and Compensation Committee of the Board of Directors of Sealed Air Corporation (the Company) granted me a performance share unit award for                        units for the two-year performance period beginning January 1, 2008 (2008 Two Year Award) and a performance share unit award for                        units for the three-year performance period beginning January 1, 2008 (2008 Three Year Award).  Copies of the Award Grants for the 2008 Two Year Award and the 2008 Three Year Award are enclosed.

During the first quarter of 2009, the Organization and Compensation Committee granted me a performance share unit award for                        units for the two-year performance period beginning January 1, 2009 (2009 Two Year Award) on the condition that I waive and release all rights to the 2008 Two Year Award and the 2008 Three Year Award.  The waiver and release of the 2008 Two Year Award and 2008 Three Year Award in exchange for the 2009 Two Year Award is referred to as the Performance Share Unit Exchange.  I have received a copy of the Award Grant for the 2009 Two Year Award Grant.

I have been advised that, given the Company’s financial performance during 2008, the Company’s management believes that it is not probable that the threshold level performance goals and measures applicable to the 2008 Two Year Award and the 2008 Three Year Award will be achieved.

I make the following representations to the Company:

a.  I am a sophisticated individual with sufficient knowledge and experience regarding the Company and both the 2008 Two Year Award and 2008 Three Year Award and the 2009 Two Year Award to make an informed decision regarding the Performance Share Unit Exchange.

b.  I meet at least one of the following qualifications as an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933: (i) I am an executive officer of the Company, (ii) I have an individual net worth, or joint net worth with my spouse, in excess of $1 million, and/or (iii) my individual income exceeded $200,000 in 2007 and 2008, or my joint income with my spouse exceeded $300,000 in 2007 and 2008, and I have a reasonable expectation of reaching the same income level in 2009.

c.  I have been furnished all requested materials relating to the Company and both the 2008 Two Year Award and 2008 Three Year Award and the 2009 Two Year Award.

d.  I have been afforded an opportunity to ask questions of, and receive answers from, management of the Company in connection with the Performance Share Unit Exchange.

e.  I have obtained, in my judgment, sufficient information to evaluate the merits and risks of the Performance Share Unit Exchange.

I hereby waive and release all rights in and to the 2008 Two Year Award and the 2008 Three Year Award, and as a result such awards are hereby canceled and terminated in their entirety.

Name:

Date